AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2007

                                                           REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933





                           HUDSON HOLDING CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



                                    Delaware
            (STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   20-3766053
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                       111 Town Square Place, Suite 1500A
                          Jersey City, New Jersey 07310
                                 (201) 216-0100
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             2005 Stock Option Plan
                   2007 Long-Term Incentive Compensation Plan
                             (FULL TITLES OF PLANS)


                                Martin Cunningham
                       111 Town Square Place, Suite 1500A
                          Jersey City, New Jersey 07310
                                 (201) 216-0100
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                   COPIES TO:

                              David Selengut, Esq.
                         Ellenoff Grossman & Schole LLP
                        370 Lexington Avenue, 19th Floor
                            New York, New York 10017
                                 (212) 370-1300
                               Fax: (212) 370-7889



                                                 CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                                      MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS                                      OFFERING       AGGREGATE
                OF SECURITIES                     AMOUNT TO BE         PRICE         OFFERING          AMOUNT OF
              TO BE REGISTERED                    REGISTERED(1)     PER UNIT(2)        PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,        110,000 shares     $0.35(2)(a)     $38,500.00           $1.51
underlying options...........................
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................     75,000 shares     $0.40(2)(a)     $30,000.00           $1.18
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................    305,000 shares     $0.49(2)(a)     $149,450.00          $5.87
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................    250,000 shares     $0.80(2)(a)     $200,000.00          $7.86
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................    475,000 shares     $0.90(2)(a)     $427,500.00         $16.80
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................    725,000 shares     $1.00(2)(a)     $725,000.00         $28.49
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................     30,000 shares     $1.15(2)(a)     $34,500.00           $1.36
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share,
underlying options...........................     66,667 shares     $1.46(2)(a)     $97,333.82           $3.83
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.001 per share.....   9,963,333 shares    $0.28(2)(b)    $2,789,733.20        $109.64
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Total                                           12,000,000 shares       n/a        $4,492,017.02        $176.54
---------------------------------------------------------------------------------------------------------------------





(1) The aggregate amount of securities registered hereunder is 12,000,000 shares of common stock issuable upon the exercise of options which may be granted or common stock otherwise grantable pursuant to our 2005 Stock Option Plan (2,000,000 shares of common stock authorized) and our 2007 Long-Term Incentive Compensation Plan (10,000,000 shares of common stock authorized). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends, or other similar transactions.

(2) The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (h) and (c) of Rule 457 in the following manner:

         (a) to the extent the exercise price of the options for which the underlying shares reoffered by this prospectus is known, the offering price is based upon the applicable exercise price; or

         (b) to the extent the exercise price of the options for which the underlying shares, or the grant price of the shares, reoffered by this prospectus is unknown, the offering price is based upon the average of high and low prices reported by the OTC Bulletin Board on November 27, 2007 a date within five (5) business days prior to the date of the filing of this registration statement.

                                EXPLANATORY NOTE

      This registration statement on Form S-8 of Hudson Holding Corporation (this "Registration Statement") has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register up to 12,000,000 shares of our common stock, par value $0.001 per share (the "Common Stock"), to be issued to participants in each of our 2005 Stock Option Plan and our 2007 Long-Term Incentive Compensation Plan (collectively, the "Plans").

      This Registration Statement includes the registration for reoffer and resale of up to 9,963,333 shares of our Common Stock that may be acquired in the future under this Registration Statement by participants in the Plans who are our "affiliates" as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute "control securities" as such term is defined in General Instruction C to Form S-8.

      The materials that follow Part I and precede Part II of this Registration Statement constitute a reoffer prospectus. The reoffer prospectus filed as part of this Registration Statement on Form S-8 has been prepared in accordance with the requirements of Part I of Form S-3 and in accordance with General Instruction C of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                           HUDSON HOLDING CORPORATION

                                12,000,000 SHARES
                                  COMMON STOCK

      This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, pursuant to our 2005 Stock Option Plan and our 2007 Long-Term Incentive Compensation Plan, which we refer to herein collectively as the Plans.

      The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Act, in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares; however, we will receive proceeds from the exercise of our options. There is no guarantee that our options will be exercised, but any proceeds received therefrom will be used for general corporate purposes. We will pay the expenses of preparing this prospectus and the related registration statement.

      Our common stock is quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol "HDHL.OB". On November 27, 2007, the closing sales price for the common stock on the OTCBB was $0.28 per share.

Our principal executive offices are located at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310; Attention: Marty Cunningham. Our telephone number is (201) 216-0100


      AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 2007.

--------------------------------------------------------------------------------



                                TABLE OF CONTENTS


NOTE ON FORWARD LOOKING STATEMENTS.............................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................1
PROSPECTUS SUMMARY.............................................................2
THE OFFERING...................................................................7
RISK FACTORS...................................................................8
USE OF PROCEEDS...............................................................15
SELLING STOCKHOLDERS..........................................................15
PLAN OF DISTRIBUTION..........................................................17
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18
WHERE YOU CAN FIND MORE INFORMATION...........................................19
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES LAW VIOLATIONS...............................................19


      You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

      We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

      This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Hudson Holding Corporation and other companies.

                       NOTE ON FORWARD LOOKING STATEMENTS

         Certain statements contained in this prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The words "believe," "expect," "anticipate," "intend," "estimate," "plan" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: (a) our projected revenues and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.

         The foregoing does not represent an exhaustive list of risks. Please see "Risk Factors" for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

     1 Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, filed on June 29, 2007;
     2.   Our Definitive Proxy Statement on Form 14A, filed on July 20, 2007;
     3. Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2007, filed on August 13, 2007;
     4.   Our Current Report on Form 8-K, filed on October 3, 2007;
     5. Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007, filed on November 14, 2007.
     6. The description of our common stock contained in our Registration Statement on Form SB-2 filed on March 28, 2007.

         All documents filed by the registrant after the date of filing the initial registration statement on Form S-8 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Hudson Holding Corporation, 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310; Attention: Marty Cunningham.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS SECTION AS WELL AS THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCORPORATED HEREIN BY REFERENCE. IN THIS PROSPECTUS AND ANY AMENDMENT OR SUPPLEMENT HERETO, UNLESS OTHERWISE INDICATED, THE TERMS "HUDSON HOLDING CORPORATION", THE "COMPANY", "WE", "US", AND "OUR" REFER AND RELATE TO HUDSON HOLDING CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES.


GENERAL

Hudson Holding Corporation ("Holding") is a holding company and is the parent of its wholly owned subsidiaries, namely Hudson Securities, Inc. ("Hudson") and Hudson Technologies, Inc. ("HTI"), (collectively the "Company"). Hudson is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA"). The Company has offices in New Jersey and Florida. HTI was formed for the purpose of providing software development and technology services for Hudson and for third parties.

On June 30, 2004, Hudson's current management team consummated the purchase of all of the outstanding shares of the predecessor broker-dealer's common stock. Subsequently, on July 21, 2004, the predecessor broker-dealer formed a wholly owned subsidiary named Hudson Capital Markets, Inc. ("HCMI"), which was organized in the state of Delaware. On July 31, 2004, the predecessor broker-dealer was merged into HCMI, with HCMI becoming the survivor ("HCMI Merger") and the name was changed to Hudson Securities, Inc.

In December 2004, Hudson entered into an Agreement and Plan of Merger (the "Agreement") with Health Outcomes Management, Inc. ("HOM"), a non-operating public company. On May 3, 2005, under the terms of the Agreement, Hudson's stockholders exchanged all of their shares of common stock and warrants for shares of HOM common stock (the "Exchange"). The HOM shares that were issued to Hudson stockholders in the merger represented 94% of HOM's outstanding interest at the time of this exchange. In connection with the legal form of this transaction, Hudson became a wholly owned subsidiary of HOM. On September 6, 2005, HOM changed its name to Hudson Holding Corporation and effectuated a one for eight reverse stock split for all stockholders of record as of the close of business on June 13, 2005. For financial reporting purposes, the Exchange represents a capital transaction of Hudson or a "reverse merger" rather than a business combination.

OPERATIONS

Hudson is a member of FINRA and is insured by the Securities Investor Protection Corporation. Hudson is a market maker trading more than 9,000 NASDAQ, non-NASDAQ OTC, listed and foreign securities, and specializes in providing liquidity in less liquid, difficult to trade stocks. Hudson has been in business since 1984.

As a market maker, Hudson provides its customers with order executions. When customers come to Hudson seeking to buy or sell securities, the firm works to satisfy the customers' needs, either by finding counterparties willing to trade with the customers (obtaining liquidity) or, where appropriate, by taking the other side of the trades, thereby providing liquidity for its customers by purchasing or selling the securities itself. In a sense, liquidity is the product that Hudson sells to its customers.

Hudson's customers are firms that require liquidity to complete stock trades, funds whose investment decisions call for shifts into or out of certain stocks, retail customers, professional traders who want to establish or liquidate their positions, and other retail brokerage firms whose individual investor clients wish to buy or sell securities. By trading with Hudson, its customers are able to obtain liquidity.

Providing trade executions generates two types of revenue for Hudson, commission revenue and trading revenue.

Commission revenue comes from the fees that Hudson charges its customers for executing their orders, generally a fixed price per share traded. Revenue may vary with the number and size of Hudson's customers and with their level of trading activity. Commission revenue is free of market risk for Hudson since Hudson acts as an agent and does not take any proprietary security positions.

Trading revenue is derived from the profit and loss associated with purchases and sales of securities for Hudson's trading account, for securities in which Hudson makes markets. In doing so, the firm itself is at risk to changes in stock prices. Trading profits are obtained by paying less to buy shares for its own account than the firm receives for selling those shares. Because the price for which the firm is willing to purchase shares (its "bid" price) is always less than the price at which it would then sell those shares (its "ask" price), trading with a customer presents a market maker with an opportunity to capture the difference between these prices (the "bid-ask spread") provided it can find a contra-party with whom to trade in the same security before the stock price moves against the trader. Finding a counter party to take the other side of a trade can be challenging, and failure to find a counter party at the right price or time can lead to a loss.

COMPETITIVE ADVANTAGES

Hudson believes that it differentiates itself by the stocks it trades and by the customers it serves. While many of the firm's competitors emphasize NASDAQ National Market stocks, Hudson focuses on providing liquidity in difficult-to-trade stocks, including shares quoted on the OTC Bulletin Board and Pink Sheets and second tier and Small-Cap NASDAQ stocks. Hudson's strategy is to maintain and grow existing relationships with retail firms while seeking to attract new customers from among other retailers that the firm's competitors neglect as well as targeted insitutions.

TECHNOLOGY

Hudson maintains a multi-tier connectivity network to receive customers' orders, to monitor the markets, and to communicate with trading partners. Hudson's traders have the ability to trade all U.S. equities, using Sungard's BRASS order management system to process incoming orders and its UMA market access system and the NASDAQ Level III system to enter orders. These systems interface with Goldman Sachs Execution & Clearing, L.P. (Hudson's clearing broker) to ensure trades are processed. The firm's Jersey City, Tinton Falls and Boca Raton offices are in constant communication and can serve as back-up for one another in case of system failures.

Hudson has migrated to Sungard's "dedicated complex" on which Hudson can run its BRASS servers. The facility is capable of executing trades at peak rates of approximately triple the previous average rate. Its complete implementation has allowed Sungard to be more responsive to Hudson's needs, provided the ability to make changes to the system during trading hours, and facilitated the addition of a dedicated FIX-protocol communications server, which simplified the setup of new customer connections.

HTI is a hardware and software technology division of Hudson Holding Corporation. HTI creates and develops software to enhance the trading environment of Hudson Securities and to meet customers' needs for customized services. To date, HTI has created applications that advance the base functionality of BRASS, a Sungard Order Management System. The profit and loss system developed by HTI is a tool for equities sales traders of Hudson Securities which on a nightly basis calculates what they have earned based on their customer order flow. The system also creates a management report, as well as several other customer reports to enhance the value of Hudson Securities to its clients. To the extent that these programs may be useful for other brokerage firms, HTI may sell or license these programs to others.

HTI, through its value added vendor relationships, has created several modules using the BRASS OAPI, (an open OPI which allows Hudson to write code to the application) which will be able to provide added functionality for the traders of Hudson Securities. HTI also operates a carrier neutral co-location data center where customers can rent cabinets, paying HTI a monthly fee. HTI also generates revenues by providing co-location customers with remote hands support.

FUTURE PRODUCTS AND SERVICES

Hudson is actively seeking to expand into complementary businesses, both by developing new product/service offerings that will be valuable to the firm's existing customers and by entering into strategic partnerships with related businesses that can increase its number of new customers. There can be no assurance that we will meet our goal. Strategic partnership candidates include boutique investment banking and money management firms. It may be necessary to acquire new businesses or hire experienced personnel to effectuate expansion plans in these areas.

THE MARKET

Hudson focuses on attracting orders from retail brokerage firms and buy-side institutions, such as mutual funds, hedge funds and trusts.

Market makers' main customers are retail brokers and institutions that require order executions for varieties of stocks, from widely traded issues, like those of S&P 500 and NASDAQ 100 companies, to less liquid securities such as NASDAQ Small-Cap, Bulletin Board, and Pink Sheet stocks.

While offering liquidity across a broad range of stocks to both institutional and retail brokerage customers, Hudson intends to focus its resources on increasing the firm's market share as a liquidity provider to retail brokerage firms and institutions, plus on specializing in less liquid issues.

Management believes that retail order-entry firms are being neglected in the increasing competition among market makers for institutional customers, offering the firm an opportunity to increase its presence in that segment. Meanwhile, particularly as large competitors decrease their commitment to the market making business in light of recent "lean years," lucrative retail brokerage customers may be interested in investigating alternative relationships, presenting Hudson with an opportunity to attract such customers. By establishing a large pool of retail orders, management believes that the firm will ultimately be better positioned to attract buy-side institutional firms in search of liquidity.

By focusing on less liquid stocks, the firm avoids some of the fiercest competition among market makers and other liquidity providers such as Electronic Crossing/Communication Networks (ECN's). At the same time, Hudson provides a less available service, finding a firm willing to fill an order for little-known pink sheet stocks. However, trading less liquid issues exposes firms to greater price volatility and thus greater risk. There is less investor interest in trading such securities, but the wider spreads have greater profit potential. Hudson trades many of the most active NASDAQ National Market stocks, and by focusing on smaller issues management hopes to appeal to retail brokers in need of liquidity while maximizing the firm's profit potential.

INDUSTRY ANALYSIS

Historically, a handful of market makers have accounted for most of the shares traded on the NASDAQ, OTC Bulletin Board and Pink Sheets. Retail brokers and institutions prefer to have relationships with (and communication links to) more than one market-maker. This engenders competition among market makers, inducing them to offer fast executions, favorable prices, payment for order flow, liquidity, research, convenience, and trustworthiness.

INDUSTRY PARTICIPANTS

Over the last several years there has been a rapid consolidation in the market making industry, as global financial corporations that entered the business near the height of the market in the late 1990's subsequently scaled back, as the market (and trading volumes and profits) retreated. While 200+ "market makers" are currently registered to trade bulletin board stocks*, we believe that many choose to register as market makers for technical reasons, and only a handful of these firms (including Hudson) actively compete to fill orders from retail brokers' customers. Historically, two of the largest market makers, Knight Equity Markets and UBS Securities, dominate the market, accounting for a majority of NASDAQ, OTC Bulletin Board and Pink Sheet volume.

*according to http://www.otcbb.com/dynamic/tradingdata/MarketMakersPositions/
MMakersdata.htm

COMPETITION

Market making can be viewed by some as a commodity business, with participants all offering prompt executions of customer orders. But in an industry where everyone sells (or buys) identical shares of stock, there are criteria whereby market makers manage to distinguish themselves from their competition. Factors on which market makers compete include execution quality (speed and price), payment for orderflow, securities traded and available liquidity, research, service, ease of use and relationships.

Many of our competitors have greater financial, technical and personnel resources than Hudson. We compete with over 200 market makers, and specifically with Knight Trading Group and UBS Securities, two of the largest market makers. Our ability to continue to compete with other market makers will depend on our financial resources, trading ability, and our ability to provide other complementary services to our clients.

To help attract new customers, the firm is striving to increase the list of securities available for trading. Since the beginning of 2003, Hudson began making markets in additional NASDAQ stocks. In addition, the firm now trades securities which are listed on certain US and foreign exchanges. Management is committed to expanding the list even more going forward, particularly with the future deployment of the firm's automated trading system.

FUTURE GROWTH

In addition to growing its market making business, the firm also intends to enter other (related) business lines, as discussed below. Management believes that entering other related businesses will help reduce earnings fluctuations. In addition, management hopes that the introduction of related business lines will help the firm to attract new customers to its market making business. The firm intends to pursue both organic growth and acquisitions to meet this goal, although there can be no assurance that management will meet these goals.

Furthermore, management is considering building a retail brokerage business driven by independent sales representatives. The firm would offer brokerage business necessities (office space, trading and clearing systems, statement generation) to retail brokers who prefer not to work in the traditional brokerage environment. Brokers would be allowed wide latitude in deciding how to best service their customers (subject to relevant industry rules). With such a division, in addition to adding a potentially profitable business, Hudson believes it would effectively create a new customer for its market making services.

GOVERNMENT REGULATION

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Hudson is registered as a broker-dealer with the SEC and certain state securities divisions. Much of the regulation of broker-dealers has been delegated to self-regulated organizations, principally FINRA, Nasdaq and national securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct regular and periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is also subject to oversight by the U.S. Department of Labor in connection with our benefit plans.

Significant legislation, rule-making and market structure changes have occurred over the last five years that have had an impact on the Company. First, decimalization was introduced in January 2001 in NYSE and AMEX listed securities, and in Nasdaq markets in April 2001. Decimalization, combined with the one-penny minimum price increment, has had a dramatic reduction in average spreads, which in turn has had a profound effect on our profitability. Second, in 2002 Nasdaq launched SuperMontage, a Nasdaq routing and execution system. SuperMontage transformed Nasdaq from a quote-driven market to a full-order-driven market as quotes and orders are treated the same. Under SuperMontage, market makers and ECNs are able to show trading interest at five different price levels, allowing investors to see individual and aggregated interest across all market participants at the National Best Bid or Offer ("NBBO") and four additional layers above or below the NBBO. Third, the introduction of SuperMontage, which is not used by all market participants, and the increase in trading of Nasdaq-listed securities by other exchanges has created market fragmentation. This lack of linkage between market centers has resulted in an increase in locked and crossed markets, fragmented liquidity pools and different market centers using different sets of regulatory rules and regulations. Fourth, the U.S. Patriot Act of 2001, enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and to share information with other financial institutions, requires the implementation and maintenance of internal practices, procedures and controls which will increase our costs and may subject us to regulatory inquiries, claims or penalties. Lastly, the Sarbanes-Oxley Act of 2002 has led to sweeping changes in corporate governance. This far reaching legislation has significantly affected public companies by enacting provisions covering corporate governance, board of directors and audit committee structure, management and control structure, new disclosure requirements, oversight of the accounting profession and auditor independence. The SEC also responded by, among other things, requiring chief executive officers and chief financial officers of public companies to certify the accuracy of certain financial reports and certain other SEC filings.

The regulatory environment in which we operate is subject to constant change. Our business, financial condition and operating results may be adversely affected as a result of new or revised legislation or regulations imposed by the U.S. Congress, the SEC, other U.S. and state governmental regulatory authorities, or FINRA. Our business, financial condition and operating results also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities.

Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect the method of operation and profitability of regulated broker-dealers.

FINRA AND NET CAPITAL REQUIREMENTS

Regulatory bodies, including FINRA, are charged with safeguarding the integrity of the securities industry and with protecting the interests of investors participating in those markets. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

The SEC, FINRA and various other regulatory agencies have rigid rules, including the maintenance of specific levels of net capital by securities brokers and dealers pursuant to the SEC's Uniform Net Capital Rule 15c3-1 with which the Company must comply. As of October 31, 2007, the Company had total net capital of $5,205,259, which is $4,205,259 in excess of the Company's minimum net capital requirement of $1,000,000.

Additionally, the Company is subject to periodic, routine finance and operations reviews by FINRA staff and state securities divisions. It should be noted that the Company has a disciplinary record with FINRA and fines have been levied against the Company for violations that occurred during the tenure of the prior management. Given FINRA's policy of progressive disciplinary actions, this prior record could adversely impact the Company if we are cited for additional violations.

EMPLOYEES

As of November 30, 2007, we employed 86 individuals. Of the 86 employees, 7 are in management, 26 are in trading, 31 are in sales, 2 are in compliance, 7 are in technology and 13 are in administration. We believe that our relations with our employees are good. None of our employees are represented by a union or any collective bargaining agreement.

CORPORATE INFORMATION

Our principal offices are located at 111 Pavonia Avenue, Suite 1500A, Jersey City, New Jersey 07310 and our telephone number is (201) 216-0100. Our corporate website is http://www.hudsonholdingcorp.com. The information on our website is not incorporated by reference to this annual report.

We file reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy, information statements and other information at http://www.sec.gov.

                                  THE OFFERING

OUTSTANDING COMMON               36,725,185 shares of our common stock issued
                                 and outstanding as of November 30, 2007

COMMON STOCK OFFERED             Up to 12,000,000 shares.

USE OF PROCEEDS We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of options received under the Plans. Any cash proceeds will be used by us for general corporate purposes.

RISK FACTORS                     The securities offered hereby involve a high
                                 degree of risk.  See "Risk Factors".

OTCBB SYMBOL                     HDHL OB

                  [remainder of page intentionally left blank]

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMPANY IS EXTREMELY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE DECIDING TO BUY OR EXERCISE OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS AND PROSPECTS COULD BE SERIOUSLY HARMED, THE PRICE AND VALUE OF OUR SECURITIES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

STOCK MARKET VOLATILITY AND OTHER SECURITIES INDUSTRY RISKS COULD ADVERSELY AFFECT OUR BUSINESS.

Substantially all of our revenues are derived from securities market activities. As a result, we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have been very volatile, which has reduced trading volume and net revenues. The tightening of credit, the terrorist attacks in the United States on September 11, 2001, the invasion of lraq in 2003 and other events have also resulted in substantial market volatility and accompanying reductions in trading volume and net revenues. In addition, any general economic downturn would adversely affect trading volumes and net revenues. Severe market fluctuations or weak economic conditions could reduce our trading volume and net revenues and adversely affect our profitability.

WE ARE SUBJECT TO MARKET EXPOSURE AND COULD BE ADVERSELY AFFECTED BY A DECREASE IN THE PRICE OF SECURITIES WHICH WE HOLD IN OUR TRADING ACCOUNTS.

We conduct our market-making activities predominantly as principal, which subjects our capital to significant risks. These activities involve the purchase, sale or short sale of securities for our own account and, accordingly, involve risks of price fluctuations and illiquidity, or rapid changes in the liquidity of markets that may limit or restrict our ability to either resell securities we purchase or to repurchase securities we sell in such transactions. From time to time, we may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry, which might result in higher trading losses than would occur if our positions and activities were less concentrated. The success of our market-making activities primarily depends upon our ability to attract order flow, the skill of our personnel, general market conditions, the amount of, and volatility in, our quantitative market-making and program trading portfolios, effective hedging strategies, the price volatility of specific securities and the availability of capital. To attract order flow, we must be competitive on price, size of securities positions traded, liquidity, order execution, technology, reputation and client relationships and service. In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subject to a high degree of risk. There can be no assurance that we will be able to manage such risk successfully or that we will not experience significant losses from such activities.

THERE IS A RISK THAT OUR FUTURE OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

We may experience significant variation in our future results of operations. These fluctuations may result from, among other things:

o introductions of or enhancements to market-making services by us or our competitors;
o the value of our securities positions and our ability to manage the risks attendant thereto;
o    the volume of our market-making activities;
o    the dollar value of securities traded;
o    volatility in the securities markets;
o    our market share with institutional clients;
o our ability to manage personnel, overhead and other expenses, including our occupancy expenses under our office leases and legal fees relating to legal and regulatory proceedings;
o the strength of our client relationships; the amount of, and volatility in, our quantitative market-making and program trading portfolios;
o    changes in payments for order flow and clearing costs;
o the addition or loss of executive management and sales, trading and technology professionals;
o    legislative, legal and regulatory changes;
o    legal and regulatory matters;

o    geopolitical risk;
o    the amount and timing of capital expenditures and divestitures;
o    the incurrence of costs associated with acquisitions and dispositions;
o    investor sentiment;
o    technological changes and events;
o    seasonality; and
o    competition and market and economic conditions.

If demand for our services declines due to any of the above factors, and we are unable to timely adjust our cost structure, our operating results could be materially and adversely affected.

OUR TRADERS MAY TAKE LARGER RISKS THAN PERMITTED WHICH COULD RESULT IN LARGE LOSSES.

Although we require our traders to adhere to certain position limits (generally no more than $500,000 in total positions for the most experienced traders, without managerial approval), sometimes a trader takes a position beyond these limits and subjects our company to greater risks. We have established procedures to guard against this, including real-time position monitoring which should promptly alert management to any excessive risks. However, there can be no assurance that management will be able to guard against all risks taken by each employee.

WE ARE DEPENDENT ON OUR CLEARING BROKER, WHICH MAY GO OUT OF BUSINESS OR CHARGE US FOR A DEFAULT BY A COUNTER PARTY TO A TRADE.

As a market maker, the majority of our securities transactions are conducted as principal with broker-dealer and institutional counterparties located in the United States. We clear our securities transactions through an unaffiliated clearing broker. Under the terms of the agreement between us and our clearing broker, the clearing broker has the right to charge us for losses that result from a counterparty's failure to fulfill its contractual obligations. No assurance can be given that any such counterparty will not default on its obligations, which default could have a material adverse effect on our business, financial condition and operating results. In addition, at any time, a substantial portion of our assets are held by our clearing broker and, accordingly, we are subject to credit risk with respect to such clearing broker. Consequently, we are reliant on the ability of our clearing broker to adequately discharge its obligations on a timely basis. We are also dependent on the solvency of such clearing broker. Any failure by the clearing broker to adequately discharge its obligations on a timely basis, or failure by the clearing broker to remain solvent, or any event adversely affecting the clearing broker, could have a material adverse effect on our business, financial condition and operating results. If our clearing broker was to go out of business or decide not to continue to act as our clearing broker, our operating results would be adversely effected until we could replace them.

REDUCED MARKET VOLUME, PRICE AND LIQUIDITY CAN IMPACT OUR REVENUES.

Our revenues may decrease in the event of a decline in market volume, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from market-making activities. Lower price levels of securities may also result in reduced revenue capture, and thereby reduced revenues from market-making transactions, as well as result in losses from declines in the market value of securities held in inventory. Sudden sharp declines in market values of securities can result in illiquid markets, declines in the market values of securities held in inventory, the failure of buyers and sellers of securities to fulfill their obligations and settle their trades, and increases in claims and litigation. Any decline in market volume, price or liquidity or any other of these factors could have a material adverse effect on our business, financial condition and operating results.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD ADVERSELY AFFECT OUR BUSINESS.

The securities industry is subject to extensive regulation covering all aspects of the securities business. The various governmental authorities and industry self-regulatory organizations that supervise and regulate us generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. We may also be subject to an enforcement action for failure to supervise if any of our employees or traders violate applicable laws or regulations. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel. If we do not comply with the rules and regulations established, we could be subject to disciplinary or other regulatory or legal actions in the future. In addition, it is possible that any past noncompliance could subject us to future civil lawsuits, the outcome of which could have a material adverse effect on our financial condition and operating results.

We are required to keep accurate books and records. There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record transactions and post our books daily. Operations personnel monitor operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients.

WE HAVE A PRIOR DISCIPLINARY RECORD WITH FINRA, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO OPERATE IF WE BECOME SUBJECT TO ADDITIONAL FINRA DISCIPLINARY ACTION.

During the period from approximately 1990 through July 31, 2004, primarily while our operating subsidiary Hudson Securities was owned by and supervised by the prior management of the prior owners and operating under a different name, we were cited by the NASD (now known as FINRA) for violations of the NASD's Rules of Fair Practice and Marketplace Rules on at least 20 occasions and were fined amounts ranging from $250 to $82,500. The total amount of such fines was approximately $405,000. The existence of such prior violations could have an adverse effect on us should such violations recur under the supervision of current management.

WE FACE SUBSTANTIAL COMPETITION THAT COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

All aspects of our business are highly competitive. We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, investment advisors and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater capital and financial and other resources than we have. With respect to retail brokerage activities, certain regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. We also compete with others in the financial services industry in recruiting registered representatives and new employees as well as retaining current personnel, and we could be adversely affected in the event we were to lose registered representatives who either individually or in the aggregate accounted for a significant percentage of our revenues.

IF WE LOSE SENIOR MANAGEMENT AND KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN SKILLED EMPLOYEES WHEN NEEDED, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY.

We are particularly dependent on the services of Mark Leventhal, Martin Cunningham and Keith Knox. The loss of any of these individuals would have a significant negative effect on our business. In addition, we believe that our success will depend in large part upon our continued ability to attract and retain skilled traders and other employees, which is difficult because the market for the services of such individuals is very competitive. On January 4, 2007, the Company entered into five year employment agreements, effective as of January 1, 2007, with Mr. Martin C. Cunningham and Mr. Keith R. Knox, whereby each will continue in their present positions, Chief Executive Officer and President, respectively.

WE NEED TO COMPLY WITH STRINGENT CAPITAL REQUIREMENTS AND THEREFORE IF WE SUFFER SIGNIFICANT LOSSES WE WOULD BE BELOW OUR NET CAPITAL REQUIREMENT.

Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that regulate us have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, less deductions for certain types of assets. Currently, we are required to maintain net capital of at least $1,000,000. As of October 31, 2007, we had net capital of $5,205,259 and excess net capital (that is, net capital less required net capital) of $4,205,259. We intend to maintain such funds as are necessary to operate our business and to maintain compliance with regulatory net capital requirements. Changes to our business may require us to maintain higher net capital levels than currently. If we fail to maintain the required net capital, we may be subject to suspension or revocation of our licenses. If such net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, we might be required to limit or discontinue those portions of our business that require the intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

WE MAY NOT BE ABLE TO GROW AS PLANNED.

As part of our long-term growth strategy, we intend to recruit individual registered representatives and to evaluate the acquisition of other firms or assets that would complement or expand our business in attractive service markets or that would broaden our customer relationships. We cannot assure you that we will be successful in our recruiting efforts or that we will be able to identify suitable acquisition candidates available for sale at reasonable prices or that we will be able to consummate any acquisition. Further, future acquisitions may further increase our leverage or, if we issue equity securities to pay for the acquisitions, our stockholders could suffer dilution of their interests.

We also plan to expand into complementary businesses, both by developing new product/service offerings that will be valuable to our existing customers and by entering into strategic partnerships with related businesses that can bring new customers. The firm now trades listed securities. In addition, we plan to explore creating a retail brokerage division. There can be no assurance that any of the new products or services will be developed. If we are unable to raise adequate capital, we will not have the available funds to create new products.

OUR EXPOSURE TO POSSIBLE LITIGATION COULD ADVERSELY AFFECT OUR BUSINESS.

From time to time we are engaged in various legal and regulatory proceedings arising in the normal course of business. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. While it is not possible to determine with certainty the outcome of these matters, we are of the opinion that the eventual resolution of such proceedings will not have a material adverse effect on our financial position or operating results. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

From time to time, we may also be engaged in various legal proceedings not related to securities. We currently maintain various types of insurance, including employment practices liability insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that we will be able to obtain such insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion.

OUR BUSINESS RELIES HEAVILY ON COMPUTERS AND OTHER ELECTRONIC SYSTEMS AND CAPACITY CONSTRAINTS AND FAILURES OF THESE SYSTEMS COULD HARM OUR BUSINESS.

Despite efforts to minimize the risk, system failures could negatively impact our ability to conduct our business. Furthermore, as our business expands, we face risks relating to the need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. We cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis.

RISKS ASSOCIATED WITH OUR SECURITIES

OUR COMMON STOCK IS NOT ACTIVELY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Our Common Stock has historically been sporadically traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time has been, and may continue to be, relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

THE APPLICATION OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK COULD LIMIT THE TRADING AND LIQUIDITY OF THE COMMON STOCK, ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

As long as the trading price of our Common Stock is below $5.00 per share, the open-market trading of our Common Stock will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the Common Stock, reducing the liquidity of an investment in the Common Stock and increasing the transaction costs for sales and purchases of our Common Stock as compared to other securities.

THE MARKET PRICE FOR OUR COMMON STOCK IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND VARIABLE PROFITABILITY WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

 The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our Shares could, for example, decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history, and uncertainty of future market acceptance for our services. As a consequence of this enhanced risk, more risk adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain its current market price, or as to what effect that the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

In addition, the market price of the Common Stock could be subject to wide fluctuations in response to:

     o    quarterly variations in our revenues and operating expenses;
     o    fluctuations in interest rates;
     o the operating and stock price performance of other companies that investors may deem comparable to us; and
     o news reports relating to trends in our markets or general economic conditions.

The stock market in general and the market prices for brokerage-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

We do not have any current plans to pay dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FOUR EMPLOYEES CONTROL APPROXIMATELY 45% OF THE VOTING CAPITAL STOCK OF OUR COMPANY.

Our three executive officers, plus Steven Winkler, our NASDAQ trading manager at the Company's wholly-owned broker-dealer subsidiary, collectively own an aggregate of 45% of our outstanding common stock. In the event that these individuals vote together on any or all issues, you will have no effective voice in our management. Accordingly, these four individuals could substantially influence the outcome of any matters submitted to a vote of our stockholders and have the ability to determine all management policy and financing decisions.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR SHARES, AND ADVERSELY AFFECT THE STOCK PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT IMPOSSIBLE FOR A STOCKHOLDER TO SELL ITS SHARES AT ANY REASONABLE PRICE, IF AT ALL.

Future sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our Common Stock.

THERE ARE LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION ON THE OTC BULLETIN BOARD

Trades and quotations on the OTCBB involve a manual process, and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our Common Stock at the optimum trading prices.

THERE ARE DELAYS IN ORDER COMMUNICATION ON THE OTCBB.

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our Common Stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our Common Stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.


THERE IS LIMITED LIQUIDITY ON THE OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood of one's orders for shares of our Common Stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

THERE IS A LIMITATION IN CONNECTION WITH THE EDITING AND CANCELING OF ORDERS ON THE OTCBB.

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT THE STOCK PRICE.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our Common Stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our Common Stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our Common Stock on the OTCBB. Due to the foregoing, demand for shares of our Common Stock on the OTCBB may be decreased or eliminated.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale, or cumulative sales, of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

      The shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, we will not realize any proceeds from the sale of the shares. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

      This prospectus relates to the shares of our common stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire shares pursuant to the Plans. Offers and sales by selling stockholders who are our "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

      The selling stockholders are our prior, current and future officers, directors, employees and consultants (or any of their respective assigns) who have acquired or may acquire in the future shares of our common stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this prospectus. The following table sets forth information as of November 30, 2007 with respect to "beneficial" ownership (within the meaning of Rule 13d-3 under the Exchange Act) of our common stock by each selling stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement. The address for each executive officer, director, employee, consultant and other selling stockholders listed below is c/o 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.


                                                                                 NUMBER OF
                                                                                SHARES TO BE     NUMBER OF
                                                 NUMBER OF                       OFFERED FOR     SHARES TO   PERCENTAGE TO
                                POSITION,          SHARES        PERCENTAGE    THE ACCOUNT OF    BE OWNED          BE
                             OFFICE OR OTHER    BENEFICIALLY    BENEFICIALLY    THE SELLING        AFTER      BENEFICIALLY
                                 MATERIAL          OWNED       OWNED BEFORE      STOCKHOLDER     OFFERING     OWNED AFTER
NAME                           RELATIONSHIP       (1) (2)         OFFERING           (3)            (4)         OFFERING
----
Agnihotri, Pankaj                  ***                 16,667        *                  16,667            0        *
Altman, Randy                       **                      0        *                  10,000            0        *
Aprigliano, Paul                    **                  8,334        *                 100,000            0        *
Bouwmans, Gregg                     **                  8,334        *                 100,000            0        *
Bianchi, Dolores                    **                108,334        *                 125,000      100,000        *
Bisker, Mark                       (5)                      0        *                 250,000            0        *
Chicoli, Raymond                    **                  5,000        *                  15,000            0        *
Chiusano, Carmine                  (6)                 35,000        *               35,000(9)            0        *
Clarke, Patrick                     **                 16,667        *                 150,000            0        *
Cohen, Robert                       **                  5,000        *                  15,000            0        *
Conti, Albert                       **                      0        *                  10,000            0        *
Dudzinski, Gregg                    **                      0        *                  30,000            0        *
Ferrante, Frank                     **                  5,000        *                  15,000            0        *
Genovesi, Arthur                    **                 43,593        *                  75,000       35,259        *
Giordano, Andrew                    **                      0        *                  15,000            0        *
Harper, David                       **                      0        *                  25,000            0        *
Hechler, Randy                      **                      0        *                  35,000            0        *
Ju, Peter                           **                 10,000        *                  30,000            0        *
Kessler, Steven                     **                381,667        *                 150,000      365,000        *

                                      -15-

Landau, Joanne                     (7)                 35,000        *               35,000(9)            0        *
Lobretto, Anthony                   **                      0        *                  15,000            0        *
Minott, Daisy                       **                  9,334        *                  25,000        1,000        *
Murray, Scott                       **                 58,333        *                  25,000       50,000        *
Pasternak, Ronald                   **              1,491,666      4.00%               500,000    1,325,000      3.57%
Perez, John                         **                  2,000        *                  15,000        2,000        *
Polt, Eugene                        **                  8,334        *                 100,000            0        *
Santangelo, Mary Gurnee             **                      0        *                  35,000            0        *
Scheer, Jared                       **                      0        *                  35,000            0        *
Schmuckler, John                    **                      0        *                 250,000            0        *
Schwartz, Ronald                    **                180,000        *                 250,000      180,000        *
Schweitzer, Keith                   **                  8,333        *                  25,000            0        *
Schweitzer, Kevin                   **                 90,333        *                  25,000       82,000        *
Shelley, Jonathan                   **                  8,333        *                  25,000            0        *
Szambel, Rick                       **                  8,333        *                  25,000            0        *
Van Tongeren, Ron                   **                  5,000        *                  25,000            0        *
Vollaro, Jamie                      **                      0        *                  35,000            0        *
Weisberg, Dave                      **                263,333        *                 250,000      180,000        *
Zugschwert, Peter                  (8)                249,356        *               35,000(9)      214,356        *

* Less than 1%.
** The selling stockholder is an employee or consultant of the company. *** The selling stockholder is a former employee of the company.
(1) Represents common stock owned, vested options, and options to vest within 60 days of the date hereof.
(2) The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the Rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which included the power to vote or direct the voting of such security, or "investment power" which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person as a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed the beneficial owner of securities as to which he or she has no economic interest.
(3) Includes shares underlying vested and unvested options and unvested common stock.
(4) Represents shares of our common stock acquired by means other than through the Plan.
(5) Mark Bisker is a member of our Board of Directors.
(6) Carmine Chiusano is a member of our Board of Directors.
(7) Joanne Landau is a member of our Board of Directors.
(8) Peter Zugschwert is a member of our board of directors
(9) These shares constitute "control securities" as such term is defined in General Instruction C to Form S-8.

PLAN OF DISTRIBUTION

      In this section of the prospectus, the term "selling stockholder" means and includes:

     o    the persons identified in the table above as the selling stockholders;

     o those persons whose identities are not known as of the date hereof but may in the future be eligible to receive stock or options under the Plans; and any of the donees, pledgees, distributees, transferees or other successors in interest of those persons

     o referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

      The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCBB through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCBB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

      The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

      Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Act and any profits realized or commissions received by them maybe deemed underwriting compensation thereunder.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

      In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

      There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

                                  LEGAL MATTERS

The Company has been named as a defendant in various routine actions that are incidental to its activities as a broker-dealer including civil actions and arbitration. From time to time, the Company is also involved in proceedings and investigations by self-regulatory organizations. Although the ultimate outcome of these matters involving the Company cannot be predicted with certainty, management believes it has meritorious defenses to all such actions and intends to defend each of these actions vigorously. Although there can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of the Company in any future period, depending in part on the results for such period, in the opinion of the Company's management the ultimate resolution of such actions against the Company will have no material adverse effect on the Company's financial condition. The validity of the shares of our common stock being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP of New York, New York.

                                     EXPERTS

      The financial statements as of and for each of the two years in the period ended March 31, 2007, incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended March, 31 2007 have been audited by Eisner LLP independent registered public accounting firm, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

      ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATE IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

                           HUDSON HOLDING CORPORATION

                                12,000,000 SHARES
                                  COMMON STOCK


--------------------------------------------------------------------------------




                                   PROSPECTUS


--------------------------------------------------------------------------------




                                DECEMBER 3, 2007

--------------------------------------------------------------------------------



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

      Included in the prospectus which is part of this registration statement.

ITEM 4.     DESCRIPTION OF SECURITIES

      Included in the prospectus which is part of this registration statement.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

      N/A.

ITEM 6.     INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

      Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

      All shares of common stock registered hereunder for reoffer or resale will be granted, or issued upon exercise of options granted or to be granted, pursuant to the Plans. The options are non-transferable. Options granted as of the date hereof as well as shares of common stock issued upon the exercise of such options were granted or issued in transactions not involving a public offering. Upon exercise of an option, the optionee was required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Securities Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

ITEM 8.     EXHIBITS.

      The following exhibits are filed with this Registration statement.

NUMBER       DESCRIPTION
--------     -------------------------------------------------------------------
  4.1        Registrant's 2005 Stock Option Plan(1)
  4.2        Registrant's 2007 Long-Term Incentive Compensation Plan(2)
  5.1        Opinion of Ellenoff Grossman & Schole LLP*
 23.1        Consent of Ellenoff Grossman & Schole LLP (contained in
             Exhibit 5.1)*
 23.2        Consent of Eisner, LLP*

(1) Filed as part of the Company's 2005 Schedule 14A.
(2) Filed as part of the Company's 2007 Schedule 14A.
*   Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

            (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      (7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Jersey City, State of New Jersey, on December 3, 2007.


                                     HUDSON HOLDING CORPORATION

                                     By: /s/ Martin C. Cunningham
                                     ----------------------------
                                     Name:  Martin C. Cunningham
                                     Title: Chairman and Chief Executive Officer

      Hudson Holding Corporation and each of the undersigned do hereby appoint Marty Cunningham and Keith Knox and each of them severally, its or his true and lawful attorney to execute on behalf of Hudson Holding Corp. and the undersigned any and all amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

 Signatures                       Title                              Date
 ----------                       -----                              ----

                           Chairman of the Board,               December 3, 2007
/s/ Martin C. Cunningham   Chief Executive Officer and
------------------------   Director (principal executive officer)
Martin C. Cunningham

/s/ Keith R. Knox          President, Secretary and Director    December 3, 2007
-----------------------    (principal financial and accounting
Keith R. Knox              officer)

/s/ Mark Leventhal         Executive Vice President             December 3, 2007
-----------------------    and Director
Mark Leventhal

/s/ Peter J. Zugschwert    Director                             December 3, 2007
------------------------
Peter J. Zugschwert

/s/ Joanne V. Landau       Director                             December 3, 2007
------------------------
Joanne V. Landau

/s/ Carmine V. Chiusano    Director                             December 3, 2007
------------------------
Carmine V. Chiusano

                           Director                             December 3, 2007
------------------------
Mark Bisker




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